Exhibit 3.1

CERTIFICATE OF FORMATION

OF

WEPCo Environmental Trust Finance I, LLC

This Certificate of Formation of WEPCo Environmental Trust Finance I, LLC (the “LLC”), dated as of January 5, 2021, is being duly executed and filed by Joshua M. Erickson, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is WEPCo Environmental Trust Finance I, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporate Creations Network Inc., 3411 Silverside Road Tatnall Building #104, Wilmington, New Castle County, Delaware 19810.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are Corporate Creations Network Inc., 3411 Silverside Road Tatnall Building #104, Wilmington, New Castle County, Delaware 19810.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Joshua M. Erickson
Name:	Joshua M. Erickson
Title:	Authorized Person